Exhibit 10.18

SPLIT-DOLLAR INSURANCE AGREEMENT

     THIS AGREEMENT is entered into this 21st day of November, 1994, by and between General Dynamics (the “Company”), and the Mellor Family Irrevocable Trust (the “Trust”), and James R. Mellor, Jr., Deborah Mellor Rye and Diane Mellor Liljestrom, as trustees of the Trust (the “Trustees”).

     NOW THEREFORE, the Company and the Trust agree as follows:

     1.     The life insurance policy (the “Policy”) with which the agreement deals is Policy Number ______issued by The Massachusetts Mutual Life Insurance Company (“Insurer”) on the lives of James R. and Suzanne S. Mellor (the “Insureds”). The Trust shall be the sole owner of the Policy.

     2.     The entire premium on the Policy shall be paid by the Company as it becomes due. The Company shall pay an annual premium of $535,806 for a period of ten years to the Insurer. No contributory amount shall be paid by the Trust or the Trustees.

     3.     Dividends shall be applied to purchase paid-up additional insurance protection.

     4.     To secure the Company’s share of the premiums paid by it in paragraph 2 above, the Trust has executed an assignment of the Policy to the Company in substantially the form as attached hereto as Exhibit “A” for the Policy.

     5.     In the event the Policy becomes a claim by reason of the Insureds’ deaths, the Company shall have an interest in the proceeds of the Policy equal to the total value of its share of the premiums paid under paragraph 2 of this agreement. The balance, if any, of the proceeds of the Policy shall be paid directly by the Insurer to the Trustees.

     6.     This agreement shall be terminated, subject to the provisions in paragraphs 7, 8 and 9 below, only after the close of the fifteenth year of the Policy unless both Insureds have died as provided in paragraph 5, above. The Company shall notify the Trustees of the termination in writing.

     7.     In the event of termination of this agreement as provided in paragraph 6 above, the Trust shall have the obligation to repay the Company within 60 days of the date of termination an amount equal to the premiums paid by the Company under paragraph 2 of this agreement.

     8.     If the Trust fails to repay said amount to the Company within 60 days of the date of termination of the agreement pursuant to the provisions of paragraph 7 above, the Trustees shall execute any and all instruments that may be required to vest ownership of the Policy in the Company. Thereafter, the Trust shall have no further interest in said Policy.

     9.     Any payments under the Policy to the Company in connection with the rights granted to the Company in the assignment referred in paragraph 5 shall first be made from the Policy’s cash value attributable to the paid-up additional life insurance purchased by the Policy’s dividends. The Trust shall have no interest in the paid-up additional life insurance protection except to the extent the death benefit or cash value thereof exceeds the total premiums paid by the Company. The Company’s rights under this paragraph are in addition to the Company’s other rights under this agreement.

     10.     The Trust shall have the right to assign any part or all of the Trust’s retained interest in the Policy and this agreement to any person, entity or trust by execution of a written assignment delivered to the Company and to the Insurer. The Trust’s retained interest is defined as the value of the Policy and death benefit after satisfaction of the Company’s rights under this agreement.

     11.     The Company and the Trust can mutually agree to amend this agreement and such amendment shall be in writing and signed by the Company and Trustees. Such amendment may include, but is not limited to, the exchange of the Policy for a replacement policy issued by the Insurer or another insurance company.

     12.     This agreement shall bind and inure to the benefit of the Company and its successors and assigns; Trust and Trustees, and any Policy beneficiary.

     13.     The financial obligations of the Company under this agreement shall be limited to the payment of premiums described in paragraph 2 above, and the Company does not have or assume any liability or responsibility with respect to the obligations of the Insurer under the Policy or otherwise. Without limiting the generality of the foregoing, it is specifically provided that in the event of insolvency or other default of payment by either the Insurer or the Trust or Trustees, the Company shall have no responsibility to make any payment to the Trust, the Trustees, James R. Mellor, Suzanne S. Mellor or any other person or entity, and any person or entity claiming entitlement to payments under the Policy may look only to the assets of the Insurer respectively and any person or entity claiming entitlement to payments under the Trust may look only to the assets of the Trust.

     14.     The following provisions are part of this agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

(a)	The named fiduciary: The Company.

(b)	The funding procedure under this plan is that all premiums on the Policy be remitted to the Insurer when due.

(c)	Direct payment by the Insurer is the basis of payment of benefits under this plan, with those benefits in turn being based on the payment of premiums as provided in the plan.

(d)	For claims procedure purposes, the “Claims manager” shall be Ralph W. Kiger, or his successor.

(1)	If for any reason a claim for benefits under this Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(A)	The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B)	The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(2)	The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

(3)	The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of the receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

IN WITNESS WHEREOF the parties have signed and sealed this agreement

In the presence of		GENERAL DYNAMICS

/s/ Rhonda Mijdail	By	/s/ Nicholas D. Chabraja

(Name and Title of Officer Nicholas D. Chabraja
Executive Vice President

(CORPORATE SEAL)

/s/ Andrea R. Parton		/s/ James R. Mellor, Jr.

James R. Mellor, Jr., Trustee for the
Mellor Family Irrevocable Trust

/s/ Andrea R. Parton		/s/ Deborah Mellor Rye

Deborah Mellor Rye, Trustee for
the Mellor Family Irrevocable Trust

/s/ Andrea R. Parton		/s/ Diane Mellor Liljestrom

Diane Mellor Liljestrom, Trustee
for the Mellor Family Irrevocable Trust